Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is made and entered into effective as of September 29, 2025 (“Effective Date”), by and between Serpin Pharma, Inc., a Delaware corporation (“Serpin”), and Dogwood Therapeutics, Inc., a Delaware corporation (“Dogwood”).

RECITALS

WHEREAS, Serpin has developed and owns certain intellectual property relating to SP16, a family of novel LRP1 agonists (collectively, “SP16”), and believes SP16, and in particular SP163M, a compound included in the SP16 family, should be developed further and commercialized; and

WHEREAS, Serpin desires to grant to Dogwood an exclusive license under such intellectual property in order to develop further and commercialize SP16, including SP163M, and Dogwood desires such license and to seek to develop further and commercialize SP16, including SP163M, in each case subject to the terms and conditions of this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1
DEFINITIONS
Section 1.1Defined Terms.  In addition to such terms as are defined elsewhere in this Agreement, the capitalized terms in this Agreement shall have the following meanings:

“Action” has the meaning set forth in Section 9.1(a).

“Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” has the meaning set forth in Section 12.14.

“Agreement” has the meaning set forth in Preamble.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

“Change in Control” of any Person means (a) a merger or consolidation of such Person, or (b) a transaction or series of related transactions in which any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Person.

CONFIDENTIAL

“Confidential Information” means all non-public, confidential, or proprietary information of a party, or its Affiliates or Representatives, whether in oral, written, electronic or other form or media, whether or not such information is marked, designated or otherwise identified as “confidential” and includes the terms and existence of this Agreement and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, including, without limitation, the Licensed Know-how.

Confidential Information does not include information that the Receiving Party can demonstrate by documentation (i) was already known to the Receiving Party without restriction on use or disclosure prior to the receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (ii) was independently developed by the Receiving Party without use or reference to the Disclosing Party’s Confidential Information; (iii) is or becomes generally known to the public or otherwise becomes publicly available, other than through a breach of this Agreement by the Receiving Party; or (iv) is or was made available to the Receiving Party by a third party having the lawful right to do so without breaching any obligation of confidentiality to the Disclosing Party.

“Debarred” has the meaning set forth in Section 12.14.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

“Declaring Party” has the meaning set forth in Section 8.2(b).

“Disclosing Party” has the meaning set forth in Section 7.1.

“Dispute” has the meaning set forth in Section 8.2(a).

“Dogwood” has the meaning set forth in the Preamble.

“Effective Date” has the meaning set forth in the Preamble.

The terms “expiration” and “expire,” when referring to a pending or issued claim in a Licensed Patent, mean any expiration, revocation, invalidation, or other termination (by whatever proceeding, process, or event) of such pending or issued claim.

“Exploit” means to research, develop, seek regulatory approval for, make, import, export, use, promote, market, sell, offer for sale, commercialize, or otherwise utilize or exploit in any way, or to have any of the foregoing done by another Person (including, without limitation, to have made), by whatever means, now known or later developed.

“FDA” has the meaning set forth in the definition of Regulatory Authority.

“Field” means treatment for cancer-related pain, including the treatment of painful conditions resulting from a diagnosis of cancer itself, or resulting from therapy for said cancer,

Exclusive License Agreement2CONFIDENTIAL

whether due to surgical, chemotherapy, radiation, or immunotherapy treatments, whether the pain begins with, or is worsened by, a diagnosed malignancy or treatment thereof, or whether the pain is acute or chronic secondary to the underlying cancer diagnosis and/or treatment.  For example, a partial list of malignancies that would be included in the Field are solid tumors, blood-borne malignancies, and metastatic tumors secondary to other primary malignancies, and the range of pain states would encompass acute fractures due to malignancy, chronic pain due to tissue infiltration with tumor cells, bony metastases, neuropathy due to therapy, as well as tissue damage due to cancer itself or the result of cancer-related therapy.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Indemnitee” has the meaning set forth in Section 9.1(a).

“Infringement Notice” has the meaning set forth in Section 5.3(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority or Regulatory Authority.

“Licensed Know-how” means all technical data, reports, information, procedures, techniques, regulatory filings and documentations, and other know-how or any trade secrets owned or controlled by Serpin or any of its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful to Exploit the System, including all items identified in Annex A attached hereto.

“Licensed Trademarks” means all trademarks, trade names, service marks, service names, brands, trade dress, logos, slogans and other indicia of source or origin (whether registered or unregistered), and all translations, adaptations, derivations and combinations of the foregoing, together with the goodwill associated with or symbolized by any of the foregoing, owned or controlled by Serpin from time to time that are used with or relevant to SP16.

“Licensed Patents” means any and all patents and patent applications (including, without limitation, any and all divisionals, continuations, continuations-in-part, extensions, reexaminations, and reissues) owned or controlled by Serpin or any of its Affiliates as of the Effective Date or during the Term that claim the System, or a method of making or using the System, or are otherwise necessary or reasonably useful to Exploit the System, including all patents and patent applications identified in Annex A attached hereto.

“Licensed Technology” means, collectively, the Licensed Patents and the Licensed Know-How.

Exclusive License Agreement3CONFIDENTIAL

“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Notice” has the meaning set forth in Section 8.2(b).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award, decision, directive, consent, award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Patenting Costs” means any and all costs and expenses, including without limitation government fees and attorneys’ fees and costs, related to the preparing, filing, prosecuting, issuing and maintaining any of the Licensed Patents, including continuations, extensions, re-examinations, reissues and appeals.

“Person” means any individual, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, or other legal entity of any kind, foreign or domestic.

“Receiving Party” has the meaning set forth in Section 7.1.

“Regulatory Approval” means any approvals (including supplements, amendments, pre- and post-approvals and price approvals), licenses, registrations or authorizations, howsoever called, of any Regulatory Authority, which are necessary for the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing and/or sale of a product in a regulatory jurisdiction.

“Regulatory Authority” means the United States Food and Drug Administration (“FDA”) or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, ethics committee, review board or other entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing and/or sale of a product.

“Regulatory Filings” means any filings, and all data contained therein, as may be required by the FDA or equivalent foreign Regulatory Authorities for the development, manufacture or commercialization of a product.

“Representatives” means a party’s employees, officers, directors, consultants and legal advisors.

“Reserved Interests” has the meaning set forth in Section 2.4(c).

The terms “sale”, “sold” and “sell” as used in this Agreement include without limitation sales, leases, licenses, rentals and other modes of distribution or transfer of a product or its beneficial use.

Exclusive License Agreement4CONFIDENTIAL

“Serpin” has the meaning set forth in the Preamble.

“Sublicense” shall mean an agreement in which Dogwood (a) sublicenses any of the rights licensed to Dogwood hereunder, (b) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of same, or (c) is under an obligation to grant, assign or transfer any such rights or non-assertion, or to forebear from granting or transferring such rights to any other entity.  Agreements expressly considered Sublicenses include without limitation licenses, option agreements, “lock up” agreements, right of first refusal agreements, or similar agreements, to the extent that the rights granted therein relate to the rights licensed to Dogwood hereunder.

“Sublicensee” shall mean any Person to whom Dogwood has granted a Sublicense.

“System” means any SP16 compound, including SP163M, in an intravenous formulation, as covered by (a) one or more Valid Claims of the Licensed Patents, and/or (b) described in the Licensed Know-How.

“Term” has the meaning set forth in Section 6.1.

“Territory” means worldwide.

“Transfer” means the sale or other transfer to a Person of all or substantially all of the Licensed Technology and Licensed Trademarks.

“Valid Claim” means, on a country-by-country basis, any pending or issued claim of any Licensed Patent that has not been admitted by Serpin, or otherwise caused, to be invalid or unenforceable through reissue, disclaimer or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

Section 1.2Interpretation.
(a)For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Unless the context otherwise requires, references herein: (i) to Sections, Appendices and Exhibits refer to the Sections, Appendices and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring

Exclusive License Agreement5CONFIDENTIAL

construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  Any Appendices and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
(d)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time.
Article 2
LICENSE GRANT
Section 2.1License Grant.
(a)In consideration of the issuance in full of the equity provided in Section 3.1 below, Serpin hereby grants to Dogwood an exclusive (subject to the terms and conditions of Section 2.4), worldwide, paid-up and royalty-free (subject to the terms and conditions of Article 3), transferrable and assignable (in connection with a transfer or assignment of this Agreement), and sublicensable (as provided in this Agreement) right and license under the Licensed Technology to Exploit the System in the Field in the Territory.
(b)Dogwood acknowledges and agrees that Serpin has transferred Licensed Know-how to Dogwood on or prior to the Effective Date and will continue to transfer Licensed Know-how to Dogwood from time to time during the Term.  Dogwood acknowledges and agrees that the Licensed Know-how is considered Confidential Information and has independent value and will provide Dogwood with a competitive advantage and/or commercial value.
(c)Serpin hereby grants Dogwood the non-exclusive, worldwide, paid-up and royalty-free (subject to the terms and conditions of Article 3), transferrable and assignable (in connection with a transfer or assignment of this Agreement), and sublicensable (as provided in this Agreement) right and license to use the Licensed Trademarks for all purposes related to Dogwood’s Exploitation of the System in the Field in the Territory.  Dogwood agrees that all goodwill generated from the use of the Licensed Trademarks by Dogwood shall inure to the sole benefit of Serpin.  Dogwood’s use of the Licensed Trademarks shall comply with Serpin’s standard trademark usage guidelines generally applicable to Serpin’s and its licensees’ use of the Licensed Trademarks that Serpin provides or makes available to Dogwood from time to time.  Dogwood shall provide samples of its use of the Licensed Trademarks to Serpin for review promptly following Serpin’s reasonable request for the same, and Dogwood shall use commercially reasonable efforts to correct any of its use of the Licensed Trademarks that does not comply with Serpin’s applicable trademark usage guidelines reasonably promptly following notice from Serpin of the same.
Section 2.2Sublicensing.
(a)Dogwood may sublicense the rights granted to it under Section 2.1, through one or more tiers; provided that (i) as of the date of each proposed Sublicense this Agreement has not been terminated, (ii) the Sublicense is in writing; and (iii) the terms of the Sublicense are in accordance with the terms and conditions of this Agreement.

Exclusive License Agreement6CONFIDENTIAL

(b)Dogwood will be responsible to Serpin for acts and omissions of its Sublicensees and the performance of any obligations of Sublicensees relevant to this Agreement as if such performance were carried out by Dogwood itself.
(c)Each Sublicense shall contain a right of termination by Dogwood for the Sublicensee’s breach of any terms or conditions of the Sublicense that are also set forth, in substance, in this Agreement, which breach would constitute a breach of this Agreement if Dogwood failed to comply therewith.  In the event of a Sublicensee breach of these obligations, and if after a reasonable cure period provided in the Sublicense the Sublicensee fails to cure the Sublicensee breach, then Dogwood shall terminate the Sublicense by written notice to the Sublicensee.
Section 2.3Government Rights.  Notwithstanding anything herein to the contrary, any and all provisions contained herein (including without limitation, the licenses and other rights granted hereunder and all representations and warranties of Serpin) are limited by and subject to the rights and requirements of the United States Government that may attach as a result of U.S.  Government sponsorship, in any way, of research at Serpin in which one or more inventions covered by the Licensed Patents was conceived or first actually reduced to practice, as set forth in 35 U.S.C.  §§ 200-206, 37 C.F.R.  Part 401 and in the relevant Government research contracts with Serpin, and as such rights and requirements may be amended or modified by Law.  To the extent applicable, such rights and requirements include without limitation (i) the grant of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the U.S.  Government any of the Licensed Patents throughout the world (as set forth in 35 U.S.C.  § 202(c)(4)), and (ii) the requirement that the System be used or sold in the United States will be manufactured substantially in the United States (as set forth in 35 U.S.C.  § 204) provided that if Dogwood seeks a waiver to manufacture the System outside of the United States, Serpin will reasonably cooperate at Dogwood’s cost and expense, where applicable.
Section 2.4Dogwood Exclusivity and Serpin Right to Supply and Reserved Interests.
(a)Dogwood Exclusivity.  Subject to this Section 2.4, during the Term, Serpin shall not, on its own, with or through an Affiliate, or with or through any other Person that is not Dogwood, Exploit the System in the Field in the Territory.
(b)Right to Supply.  Any and all licenses granted hereunder are subject to the right of Serpin under the Licensed Technology to Exploit the System in the Field in the Territory solely as necessary or reasonably useful to make and supply, or to have made and supplied, for a separately agreed price as provided in Section 4.3, SP163M to Dogwood, Dogwood’s Affiliates, and/or Dogwood’s Sublicensees, subject to the terms and conditions of one or more separate supply agreements between the parties.
(c)Reserved Interests.  All rights and interests of Serpin not expressly granted to Dogwood are reserved by Serpin (“Reserved Interests”) for itself, its Affiliates and partners (other than Dogwood) and other licensees and sublicensees, including the rights to use and grant licenses under any other technology owned or controlled by Serpin to make, have made, use, offer to sell, sell, have sold and import products (other than the System in the Field for so long as Dogwood has an exclusive license to the System within the Field under this Agreement).

Exclusive License Agreement7CONFIDENTIAL

Section 2.5Serpin Restrictive Covenants.
(a)Covenant Not to Exploit the System or Alternative Formulations.  Notwithstanding anything to the contrary in this Agreement, Serpin shall not Exploit the System within or outside the Field without Dogwood’s prior written consent.
(b)Covenant Not to File First for Regulatory Approval for the System or Alternative Formulations.  Notwithstanding anything to the contrary in this Agreement, Serpin shall not file, and Serpin shall cause its Affiliates and other licensees not to file, any Regulatory Approval for SP16 before Dogwood files for a Regulatory Approval for the System in the Field without Dogwood’s prior written consent.
Article 3
FINANCIAL CONSIDERATION
Section 3.1Upfront Payment.  In consideration for the rights to the Licensed Technology and Licensed Trademarks granted by Serpin to Dogwood under this Agreement, Dogwood shall issue to Serpin equity consideration as set forth in a separate Equity Issuance and Registration Rights Agreement entered into by and between the parties on or about the Effective Date.
Section 3.2No Other Financial Consideration.  The issuance of equity consideration by Dogwood to Serpin under Section 3.1 shall be the only financial consideration paid by Dogwood to Serpin for the rights granted under this Agreement.  For the avoidance of doubt, Dogwood shall have no obligation to pay to Serpin any running royalties, license maintenance fees, sublicense income, or other payments of any kind under this Agreement.
Article 4
DEVELOPMENT AND COMMERCIALIZATION
Section 4.1Development and Commercialization.  Dogwood agrees to use commercially reasonable efforts to develop and commercialize the System in the Field in the Territory.  As between the parties, Dogwood shall have sole control over and decision-making authority with respect to the commercialization of the System in the Field in the Territory.
Section 4.2Clinical Trials.  Promptly following the Effective Date, Serpin shall provide to Dogwood all records, papers, documentation, writings, information, and materials relating to all pending and future clinical trials, including Phase 1b and 2 studies, relating to the System in the Field.  Promptly following completion of the SP163M trial sponsored by Serpin and funded by National Cancer Institute, Serpin shall transfer to Dogwood all management and control of, all pending and future clinical trials, including Phase 1b and 2 studies, relating to the System in the Field.  Prior to such transfer of management and control, Dogwood shall assist Serpin with preparation of protocols used in any trials relating to the SP163M in the Field.
Section 4.3Supply of SP163M.  Serpin shall make and supply, or have made and supplied (e.g., through a contract manufacturing organization), to Dogwood and/or Dogwood’s Sublicensee, Dogwood’s requirements of SP163M: (a) at no cost to Dogwood for Phase 1b and development of the System, and (b) at Serpin’s cost (plus a 10% administrative mark-up) for Phase

Exclusive License Agreement8CONFIDENTIAL

2 and Phase 3 and later phases of Dogwood’s development of the System. Thereafter, Serpin shall continue to supply SP163M for Dogwood’s commercialization of the System in the Field at Serpin’s cost (plus a 10% administrative mark-up); provided that, at Dogwood’s election at any time, Serpin shall facilitate the initiation of a direct supply relationship between Dogwood and a contract manufacturing organization for SP163M, including by (i) identifying the contract manufacturing organization to Dogwood; (ii) introducing appropriate contacts at Dogwood to appropriate contacts at the contract manufacturing organization; and (iii) providing Dogwood with all records, papers, documentation, writings, information, and materials in the possession, custody, or control of Serpin that are necessary or reasonably useful for the manufacture and supply of SP163M by the contract manufacturing organization or that are otherwise reasonably requested by Dogwood or the contract manufacturing organization.
Section 4.4Regulatory Approval.  Following conclusion of the Phase 1b study, Serpin shall transfer to Dogwood the relevant Investigational New Drug (IND) application related to the System and the Field currently held by Serpin and Dogwood will be solely responsible, at Dogwood’s sole cost and expense, for oversight of all dialogue with Regulatory Authorities relating to the System and/or the Field and for making all Regulatory Filings and securing all Regulatory Approvals necessary or reasonably useful to Exploit the System in the Field in the Territory.  Dogwood will notify Serpin within ten (10) days of making any submission of Regulatory Filings.  Additionally, Dogwood shall notify Serpin within ten (10) days of receiving official notice of any Regulatory Approval granted.  Upon Serpin’s reasonable written request, Dogwood shall provide copies of any Regulatory Filings and/or Regulatory Approvals to Serpin within a reasonable time of such written request.  Serpin will provide reasonable cooperation through providing Dogwood, upon Dogwood’s written request and in a timely fashion, with all documentation and information necessary or reasonably useful to secure such Regulatory Approval, to the extent such documentation and information exists and is in Serpin’s possession, custody, or control and not subject to any confidentiality or non-disclosure obligations. Serpin shall be reasonably compensated for its out-of-pocket expenses incurred to create any new documentation and information.
Section 4.5Dogwood Developments.  Dogwood shall have the right to make, and as between the parties Dogwood will retain ownership of, any improvements, modifications or derivative works of, or resulting from, any Licensed Technology (“Improvements”) made by or on behalf of Dogwood (other than Improvements developed by Serpin) (“Dogwood Improvements”), or any other intellectual property or intellectual property rights developed or acquired by Dogwood after the Effective Date in developing the System (together with Dogwood Improvements, “New Dogwood Intellectual Property”).  It is expressly understood and agreed that no rights or licenses, express or implied, are granted by Dogwood to Serpin under this Agreement in or to any such New Dogwood Intellectual Property.
Article 5
PATENT PROSECUTION AND INFRINGEMENT
Section 5.1Patent Prosecution.  Dogwood shall have exclusive control over the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents in Serpin’s name; provided that Dogwood shall defer to Serpin (or another Serpin licensee, at Serpin’s direction) control over any Licensed Patents, or Valid Claim thereof, that are directed to subject

Exclusive License Agreement9CONFIDENTIAL

matter that is not within the Field.  Dogwood: (a) shall keep Serpin informed of patent prosecution; (b) shall keep Serpin reasonably informed and copied on all correspondence related to patent prosecution (including with intellectual property offices and, subject to entering into an appropriate common interest agreement to preserve attorney-client and other applicable privileges, Dogwood’s patent counsel); (c) will consider Serpin’s comments and suggestions prior to taking material actions for the same; and (d) will take all prosecution actions reasonably recommended by Serpin that would expand the scope of rights sought.  Serpin shall reasonably cooperate with Dogwood to ensure that each Licensed Patent reflects and will reflect, to the extent practicable and to the best of Serpin’s knowledge, all items of commercial interest to Dogwood.
Section 5.2Patent Reimbursements.
(a)Dogwood will be responsible for the payment of all Patenting Costs incurred or arising after the Effective Date with respect to those Licensed Patents for which Dogwood has exclusive control of the preparation, filing, prosecution, issuance, and maintenance; provided, however, if Serpin grants additional licenses to the Licensed Patents (e.g., outside the Field), Serpin shall seek contribution from new licensees to Patenting Costs already paid by Dogwood and Dogwood shall be reimbursed to the extent of such contribution, and new licensees shall equitably share in Patenting Costs on a going-forward basis and Dogwood’s responsibility therefor shall be equitably abated.
Section 5.3Enforcement of Licensed Patents.
(a)Notice.  If either party becomes aware of any infringement, anywhere in the Territory, of any issued patent within the Licensed Patents, such party will notify the other party of such infringement in writing as soon as reasonably practical thereafter (the “Infringement Notice”).
(b)Infringement of Licensed Patents by Third Parties
(i)In the case of any infringement within the Field of any Licensed Patent by any third party during the Term, Dogwood will have the first right, but not the obligation, at Dogwood’s expense, to cause such third party to cease infringement and to otherwise enforce such Licensed Patent, or to defend the Licensed Patent, or to defend the Licensed Patent in any declaratory judgment action brought by third parties that alleges the invalidity, unenforceability or non-infringement of the rights associated with the Licensed Patent in the Field; provided, however, that Dogwood will (A) use counsel reasonably acceptable to Serpin, (B) keep Serpin reasonably informed regarding the progress of any litigation and settlement discussions with any alleged infringer, and (C) copy Serpin on, or provide Serpin with copies of, all external documents and correspondence (i.e., documents and correspondence sent by Dogwood to a third party or received by Dogwood from a third party).  Dogwood will have control of the conduct of any such action that it brings, provided that Serpin will have the right to provide ongoing comments on documents prior to submission and advice regarding its position and interests in such action, which advice and comments will be considered in good faith by Dogwood and incorporated or adopted by Dogwood to the extent they are reasonable or support the validity, enforceability or scope of claims of a Licensed Patent, and Dogwood will not enter into any settlement, consent judgment or other voluntary disposition of any such action without the prior written consent of Serpin, which consent

Exclusive License Agreement10CONFIDENTIAL

will not be unreasonably withheld, delayed or conditioned.  For the purposes of this Section 5.3(b)(i) (and without limiting generality of the foregoing) it will be reasonable to Serpin to withhold consent to a settlement if the settlement would admit the invalidity or unenforceability of or limit in any way any patent owned by Serpin.  Serpin will join such action at Dogwood’s request and expense if such joinder is, in the opinion of Dogwood’s counsel, required to enable Dogwood to initiate or continue such action.   Serpin, however, will have the right to participate in any such action through its own counsel and, except as provided in this Section 5.3(b)(i), at its own expense.  Serpin shall and hereby does irrevocably and unconditionally waive any objection to Dogwood’s joinder of Serpin to any proceeding described in Section 5.3(b)(i) on the grounds of personal jurisdiction, venue or forum non conveniens.  If Dogwood brings or defends any such proceeding, Serpin shall cooperate in all respects with Dogwood in the conduct thereof, and assist in all reasonable ways, including having its employees testify when reasonably requested and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like at Dogwood’s expense.
(ii)If Dogwood does not, within a reasonable period after becoming aware of such infringement but no less than sixty (60) calendar days from the date of the Infringement Notice, (A) initiate legal proceedings against such threatened or actual infringement, or defend legal proceedings brought by a third party, as provided in Section 5.3(b)(i), or (B) cause such infringement to terminate, Serpin may thereafter take such action as it deems necessary to enforce its rights in the Licensed Patent, including the right, but not the obligation, to bring, at its own expense, an infringement action or file any other appropriate action or claim related to such infringement against any third party; provided, however, that Serpin shall have no obligation to bring any suit, action or other proceeding against any alleged infringer of any Licensed Patent.   Dogwood shall and hereby does irrevocably and unconditionally waive any objection to Serpin’s joinder of Dogwood to any proceeding described in Section 5.3(b)(i) on the grounds of personal jurisdiction, venue or forum non conveniens.  If Serpin brings or defends any such proceeding, Dogwood shall cooperate in all respects with Serpin in the conduct thereof, and assist in all reasonable ways, including having its employees testify when reasonably requested and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like at Dogwood’s own cost.
(c)Infringement of Third-Party Rights.  In the event that any action, suit or proceedings brought against, or written notice of threat thereof is provided to, Dogwood alleging infringement of any patent or unauthorized use or misappropriation of technology arising out of or in connection with Dogwood’s exercise to Licensed Patents, Dogwood shall have the right to defend at its sole discretion and expense such action, suit or proceeding.  Dogwood shall hold harmless and indemnify Serpin from and against any costs to the extent arising without fault of Serpin that may be made against Serpin in such proceedings.  Serpin agrees to cooperate with Dogwood at Dogwood’s expense (excluding salaries, rent, utilities and other expenses typically treated as overhead) in connection with Dogwood’s response to or defense of such action, suit or proceeding, or notice of threat thereof.
(d)Recovery.  If either party shall undertake the enforcement and/or defense of the Licensed Patents by litigation pursuant to this Section 5.3, any recovery or damages (whether by way of settlement or otherwise) received as a result of any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of either party, and then the remainder

Exclusive License Agreement11CONFIDENTIAL

(related to the Licensed Patents) shall go to Dogwood to the extent that the infringement relates to SP16 and is solely within the Field.  Otherwise, the remainder (related to the Licensed Patents) shall go to Serpin.
Section 5.4Patent Extensions.  Dogwood and Serpin shall use reasonable efforts in their good faith determination to extend the Licensed Patents, which may include extensions provided under U.S.  law at 35 U.S.C. § 154(b), 155A, and 156.  Each party hereby agrees to provide the other party with all necessary assistance in securing such extensions, including without limitation, providing all information regarding applications for Regulatory Approval, approvals granted, and the timing of same.  To the extent applicable, each party acknowledges that extensions under 35 U.S.C. § 156 must be applied for within sixty (60) days of the date that the System receives permission under the provision of law under which the applicable regulatory review period occurred for commercial marketing or use and that either party’s failure to promptly provide the necessary information or assistance to the other party during such sixty (60) day period will cause serious injury to such other party, for which such delaying party will be responsible.
Article 6
TERM AND TERMINATION
Section 6.1Contract Term.  This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Article 6 or any other applicable provisions in this Agreement, shall continue in effect and expire upon the expiration of the last Valid Claim.  The period set forth in this Section 6.1, or such shorter periods as may result from the earlier termination of this Agreement in accordance with this Article 6 or any other provision of this Agreement, shall collectively be referred to as the “Term”.  For the avoidance of doubt, following any expiration of the Term due to the expiration of the last Valid Claim, Dogwood’s rights to use the Licensed Know-how and Licensed Trademarks shall survive and Dogwood may continue to Exploit the System in the Field without the need for any license to the Licensed Patents.
Section 6.2Serpin Termination for Cause.  Serpin may, at its option, terminate this Agreement upon any material breach by Dogwood under this Agreement, which Dogwood fails to remedy within ninety (90) days after written notice thereof by Serpin.
Section 6.3Dogwood Termination.  Dogwood may, at its option, terminate this Agreement (a) upon any material breach by Serpin under this Agreement, which Serpin fails to remedy within sixty (60) days after written notice thereof by Dogwood, or (b) at any time for any reason or no reason with ninety (90) days’ prior written notice.
Section 6.4Accrued Obligations.  Expiration or termination of the Agreement will not release either party from any obligation that matured prior to the effective date of such expiration or termination.
Section 6.5Effects of Termination.
(a)Termination of License.  Subject to Section 6.5(d), upon a termination of this Agreement in its entirety (but not expiration), Dogwood’s rights to the Licensed Technology and Licensed Trademarks granted hereunder and all use thereof will terminate and any and all rights in the Licensed Technology and Licensed Trademarks will revert back to Serpin.  Upon Serpin’s

Exclusive License Agreement12CONFIDENTIAL

request and at Serpin’s sole option, Dogwood will destroy or return all copies, except for the copies to be retained by Dogwood’s legal counsel or copies made in the normal course of Dogwood’s electronic data back-up processes, of any media or materials that are the property of Serpin, including to all documentation, notes, plans, drawings, copies, samples and computer code.  Dogwood shall during a reasonable period after termination discontinue further use of the Licensed Trademarks in an orderly and commercially reasonable manner; provided, however, that Dogwood shall be permitted to use up its supplies of products, literature, packaging and other materials to which the Licensed Trademarks have been applied on or before the date of termination.  Any such terminal use of the Licensed Trademarks under this paragraph shall otherwise be in accordance with the provisions of this Agreement.
(b)Effect on Sublicenses.  Any sublicense agreements (for purposes of this subsection (b), the “Sublicense Agreements”) granted by Dogwood under this Agreement shall survive termination of this Agreement according to the respective terms of each Sublicense Agreement.  In the event that this Agreement is terminated, upon transfer of the Regulatory Approvals of, or clinical trials or other studies conducted on, and all filings made with Regulatory Authorities, and upon transfer or license to Serpin or the Sublicensees, as the case may be, of all New Dogwood Intellectual Property relating to the System in the Field, but no sooner, then such Sublicense shall be considered a direct license from Serpin to Sublicensee granting Sublicensee a license to the Licensed Technology and Licensed Trademarks that was sublicensed to the Sublicensee in the sublicensed field, and such direct license will otherwise be on the terms and conditions of the Sublicense Agreement (to the extent applicable to the Licensed Technology and Licensed Trademarks); provided, however, that in the event of any inconsistencies between this Agreement and the Sublicense Agreement, or in the event of any term or provision that exceeds the rights granted in this Agreement, the terms and conditions of this Agreement shall control.  Notwithstanding anything to the contrary in any Sublicense Agreement, other than licensing the right to Exploit the System in the Field under the Licensed Technology and Licensed Trademarks to Sublicensees as contemplated under Section 2.1 and 2.2 above, no other term or condition of a Sublicense Agreement or this Agreement shall be binding on Serpin, including any obligation to supply SP163M at a price other than at a negotiated market price, a limitation of liability in excess of $500,000 in aggregate for all Sublicense Agreements, any indemnity obligations not subject to the limitation of liability, representations or warranties different from or in excess of those provided herein, or an agreement regarding a dispute resolution process outside of the United State of America, or a governing law other than the laws of the State of New York.  Notwithstanding the foregoing, Dogwood shall remain a party to the Sublicense Agreements and in contractual privity with each Sublicensee until the Regulatory Approvals, New Dogwood Intellectual Property and other assets of Dogwood with respect to the System are transferred as provided in (c) below.  Until such time, Serpin shall not be, deemed to be, or implied to be a party to any Sublicense Agreements.
(c)Regulatory Approvals.  Upon termination of this Agreement for any reason other than breach by Serpin, Dogwood will permit Serpin and/or Dogwood’s existing Sublicensees, subject to payment therefor and indemnifications (which terms shall be negotiated in good faith by the parties) to utilize, reference and otherwise have the benefit of all Regulatory Approvals of, or clinical trials or other studies conducted on, and all filings made with Regulatory Authorities with respect to the System.  The parties will use commercially reasonable efforts to negotiate in good faith a value for the preceding upon the termination of this Agreement; provided that nothing

Exclusive License Agreement13CONFIDENTIAL

herein binds or obligates Serpin to acquire or hold any Regulatory Approvals on behalf of, or for the benefit of, Dogwood and its Sublicensees, or to pay any consideration or value to Dogwood in exchange for the Regulatory Approvals, and that ultimately any transfer of the Regulatory Approvals is a matter solely between Dogwood and its Sublicensees.  If the parties successfully negotiate such terms, at Serpin’s request, Dogwood will deliver to Serpin a copy of all records that are in Dogwood’s possession or control and required by Regulatory Authorities to be maintained with respect to the sale, storage, handling, shipping and use of the System, all reimbursement approval files, all documents, data and information related to clinical trials and other studies of the System, any other data, techniques, know-how and other information developed or generated that relate to the Licensed Technology or the System, and all copies and facsimiles of such materials, documents, information and files.  Serpin agrees that, subject to the provisions of Article 7 (Confidentiality), Dogwood may retain copies thereof.  If Dogwood and its Sublicensees are unable to arrive at a value for the preceding upon the termination of this Agreement, Dogwood shall continue to hold the Regulatory Approvals for the benefit of its Sublicensees.
(d)Survival.  Upon expiration or termination of this Agreement, this Article 6 (Term and Termination), Article 7 (Confidentiality), Article 8 (Governing Law and Dispute Resolution), Section 9.1 (Indemnification), Section 11.3 (Disclaimers) and Section 11.4 (Exclusion of Consequential and Other Indirect Damages), and Article 12 (Miscellaneous Provisions) will, along with all defined terms used herein (whether defined in Article 1 (Definitions) or elsewhere in this Agreement) and any right, obligation or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, survive and remain in full force and effect.  Upon the expiration of this Agreement or any termination of this Agreement by Dogwood, the license rights granted to Dogwood under the Licensed Know-how and the Licensed Trademarks under this Agreement shall survive.
Article 7
CONFIDENTIALITY
Section 7.1Confidentiality Obligations.  Each party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other party (the “Disclosing Party”).  As a condition to being provided with Confidential Information, the Receiving Party shall:
(a)not use the Disclosing Party’s Confidential Information other than as necessary to exercise its rights and perform its obligations under this Agreement; and
(b)maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 7.3, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:
(i)have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;
(ii)have been apprised of this restriction; and

Exclusive License Agreement14CONFIDENTIAL

(iii)are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in Section 7.1, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, Section 7.1.
Section 7.2The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby. Notwithstanding the foregoing, a Party may disclose the terms and existence of this Agreement to (i) advisors (including consultants, financial advisors, attorneys and accountants), and (ii) bona fide potential and existing investors, acquirers, merger partners or other financial or commercial partners on a need to know basis for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship, in each case under circumstances that reasonably protect the confidentiality thereof.
Section 7.3Exceptions.  If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:
(a)provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy; and
(b)disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

Section 7.4Confidential Disclosure Agreement.  As of the Effective Date and on a going-forward basis, the confidentiality terms of this Agreement shall supersede the parties’ Confidential Disclosure Agreement dated June 25, 2025 with respect to the parties’ rights and obligations under this Agreement.
Article 8
GOVERNING LAW AND DISPUTE RESOLUTION
Section 8.1Governing Law.  This Agreement and all related documents, and all matters and Disputes arising out of or relating to this Agreement (including as relating to the formation, validity, and performance of this Agreement), shall be governed by, and construed in accordance with, the internal substantive laws of the State of New York, without giving effect to any conflict of laws principles in the State of New York or elsewhere.
Section 8.2Dispute Resolution.
(a)Exclusive Dispute Resolution Mechanism.  The parties shall resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), under the provisions of this Section 8.2.  The procedures set

Exclusive License Agreement15CONFIDENTIAL

forth in this Section 8.2 shall be the exclusive mechanism for resolving any Dispute that may arise from time to time, subject to Section 12.16.
(b)Good Faith Negotiations.  If a party believes that a Dispute exists, then such party (the “Declaring Party”) shall provide notice of such Dispute to the other party (the “Notice”), which Notice shall specify the nature and cause of the Dispute and the action that the Declaring Party deems necessary to resolve such Dispute.  Following receipt of the Notice, the parties shall use good faith efforts to resolve the Dispute, including making personnel with appropriate decision-making authority available to the other party to discuss resolution of the Dispute.  If a Dispute is not resolved within thirty (30) days of the date of the non-Declaring Party’s receipt of the Notice, then the Dispute shall be submitted to mandatory, final and binding arbitration before the American Arbitration Association, in accordance with the then-current rules of the American Arbitration Association, as modified herein.
(c)Arbitration.  The parties shall use a panel of three arbitrators.  The Declaring Party shall select one arbitrator, and the other party shall select a second arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The three arbitrators shall hear the Dispute.  Such arbitrators shall be knowledgeable in intellectual property law and related matters.  The arbitrators shall make each determination in a manner that is consistent with this Agreement, including the parties’ intent as expressed herein.  Without limiting the foregoing, the parties agree that the arbitrators are empowered to make determinations regarding the reasonableness of a party’s acts or omissions.  All decisions of the arbitrators shall be binding upon the parties.  Each party shall be solely responsible for its own attorneys’ fees and expenses, legal expenses and witness fees and expenses.  Any other usual and customary expenses incurred by the arbitrators or the expense of such arbitration proceeding shall be equally divided between the parties, irrespective of the outcome of such proceeding.  The arbitration will be conducted in New York, NY.  The arbitrators are to apply the laws of the State of New York, without regard to its conflict of laws’ provisions.  The parties agree that any award, order, or judgment pursuant to the arbitration is final and may be entered and enforced in any court of competent jurisdiction.  The parties agree that all aspects of the dispute resolution process, including the arbitration, shall be conducted in confidence.  The parties agree that all statements made in connection with informal dispute resolution efforts shall not be considered admissions or statements against interest by any party.  The parties further agree that they will not attempt to introduce such statements at any later trial, arbitration or mediation between the parties.
Section 8.3Waiver of Jury Trial.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY FOR ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Article 9
INDEMNIFICATION
Section 9.1Indemnification.
(a)Dogwood Indemnification.  Dogwood will indemnify, defend and hold harmless Serpin and its respective trustees, directors, officers, medical and professional staff, employees,

Exclusive License Agreement16CONFIDENTIAL

students, and agents and their respective successors, heirs, and assigns (each, an “Indemnitee”), against all Losses of any Indemnitee related to, arising out of or resulting from (i) Dogwood’s breach of any representation, warranty, covenant or material obligation under this Agreement, (ii) use by Dogwood or its Sublicensee of Licensed Technology, (iii) any use, sale, transfer or other disposition by Dogwood or its Sublicensee of the System or any other products made by use of Licensed Technology, or (iv) except in response to any claim, suit, action or other proceeding initiated by Serpin other than at the request of or under the direction or guidance of Dogwood, any third party claim, suit, action or other proceeding related to (A) Dogwood’s enforcement or defense of the Licensed Patents or (B) prosecution actions in respect of the Licensed Patents, to the extent such prosecution actions were taken at the request of or under the direction or guidance of Dogwood (each, an “Action”).
(b)Indemnification Procedure.  Serpin will give notice to Dogwood of any Action which might be covered by Section 9.1(a).  Dogwood shall immediately take control of the defense and investigation of the Action, including selection of counsel reasonably acceptable to Serpin, at Dogwood’s sole cost and expense; provided, however, that Dogwood will not, without the prior written consent of Serpin, settle or consent to the entry of any judgment with respect to such Action (i) that does not release the Indemnitee from all liability with respect to such Action, or (ii) that may adversely affect the Indemnitee or under which the Indemnitee would incur any obligation or liability, other than one as to which Dogwood has an indemnity obligation hereunder.  Serpin agrees to cooperate and provide reasonable assistance to such defense at Dogwood’s expense.  Serpin at all times reserves the right to select and retain counsel of its own at its own expense to defend Serpin’s interests.  Serpin’s failure to perform any obligations under Section 9.1(a) shall not relieve Dogwood of its obligation under Section 9.1(a) except to the extent that Dogwood can demonstrate that it has been materially prejudiced as a result of the failure.
Article 10
RESTRICTIONS ON TRANSFER
Section 10.1 Grant of Option to Licensee.  In exchange for $5,000 in equity granted to Serpin, Serpin hereby grants to Dogwood the continuing option to convert the license rights granted in Section 2.1 hereof to the Licensed Technology relating to the System in the Field or Licensed Trademarks (the “Licensed IP”) to irrevocable rights for the purchase price of $100,000 (the “Option”).  Such amount may be paid in cash or equity in Dogwood, in Dogwood’s discretion.  Such Option shall be irrevocable and perpetual and shall be coupled with an interest.  The parties agree that the consideration for the granting of this Option is reasonable and that Dogwood would not have entered into this Agreement without this Option being granted, it being an integral and inseparable part of the Agreement
Section 10.2Right of First Refusal.
(a)If Serpin proposes to Transfer the Licensed IP that includes the rights granted to Dogwood in Section 2.1, or if the Serpin is compelled or required to effect such a Transfer, Serpin shall promptly deliver to Dogwood a written notice (a “Transfer Notice”) describing in reasonable detail the proposed transaction, the identity of the proposed transferee, and the material terms and conditions, including the purchase price or other consideration. For clarity, Serpin shall have no obligation to provide any notice to Dogwood to the extent Serpin intends sell, assign, transfer,

Exclusive License Agreement17CONFIDENTIAL

convey, license, sublicense, pledge, encumber, or otherwise dispose any Licensed IP for Exploitation outside of the Field and unrelated to intravenous formulations. The foregoing also does not include a Change in Control of Serpin.
(b)In addition to any other rights provided in this Agreement, Dogwood shall have the irrevocable and exclusive option and right of first refusal (“ROFR”) for the period of provided below to acquire the Licensed IP (or applicable portion thereof) on the same terms set forth in the Transfer Notice.
(c)Dogwood shall exercise the ROFR by written notice within 30 days of receipt of the Transfer Notice, and the parties shall consummate the transaction on those terms within 60 days thereafter (subject to extensions for regulatory or third-party approvals).
Section 10.3Failure to Exercise.  If Dogwood does not exercise the ROFR with such for thirty (30) day period, Serpin may proceed with the Transfer to the identified transferee on terms no more favorable than those in the Transfer Notice; provided, in the event of a material term change that results in more favorable terms to the transferee, Serpin must reoffer the Transfer to Dogwood under this Section.
Section 10.4Remedies in Bankruptcy or Default.
(a)The parties acknowledge and agree that the ROFR constitutes a present and continuing contractual right coupled with an interest that runs with the Licensed IP in respect to Dogwoods rights to Exploit the System in the Field.
(b)In the event of Serpin’s insolvency, bankruptcy, assignment for the benefit of creditors, receivership, foreclosure, or similar proceeding, Dogwood’s rights under this Section shall be recognized and enforceable to the fullest extent permitted by law.
Section 10.5Survival.  The provisions of this Section, including Dogwood’s ROFR and security interest, shall survive expiration or termination of this Agreement for any reason.
Section 10.6Bankruptcy.

The Parties further agree that upon commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) under the Bankruptcy Code, the other Party (the “Non-Bankrupt Party”), all rights and licenses granted under or pursuant to this Agreement by a party to the other, including those set forth in Section 2 (License Granted), are and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (the “Bankruptcy Code”), licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code.  For the avoidance of doubt, the term “intellectual property” and “embodiments” includes, without limitation, all Licensed Technology, all patents, trade secrets, know-how, proprietary processes, software (including source code and object code), firmware, schematics, prototypes, technical documentation, data, and any other materials or information provided or made available under this Agreement.  The Parties agree that the Parties and their respective sublicensees, as sublicensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign counterpart thereto.

Exclusive License Agreement18CONFIDENTIAL

Without limiting the foregoing, Dogwood may, in addition to any other remedies available to it by law or in equity, exercise the rights set forth below by written notice to Serpin, in the event Serpin shall have become insolvent or bankrupt, or shall have made a general assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of Serpin or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against Serpin in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged.

The parties agree that Dogwood, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The parties further agree that any escrow agreements, maintenance agreements, or other agreements ancillary to or supplementing this Agreement shall be deemed “agreements supplementary to” this Agreement within the meaning of Section 365(n)(1)(B) of the Bankruptcy Code.  The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Serpin under the U.S. Bankruptcy Code, Dogwood shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Serpin elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Serpin upon written request therefor by Dogwood.  Serpin also agrees that, in the event of a bankruptcy or insolvency, Serpin (and any trustee, debtor-in-possession or receiver) will not interfere with Dogwood’s rights to use and exploit the licensed intellectual property in accordance with this Agreement and Section 365(n).

The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other applicable Laws.  Further, each Party agrees and acknowledges that all payments by Dogwood to Serpin hereunder do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code.

Article 11
REPRESENTATIONS AND WARRANTIES
Section 11.1Representations and Warranties of Dogwood.  Dogwood represents and warrants to Serpin as follows:
(a)the execution and performance of Dogwood’s obligations under this Agreement does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Dogwood to any third party;
(b)Dogwood is a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization;

Exclusive License Agreement19CONFIDENTIAL

(c)Dogwood has all requisite corporate power and authority, and the legal right, to execute and deliver this Agreement and to perform its obligations hereunder; and
(d)this Agreement is a valid, legal and binding obligation of Dogwood, enforceable against Dogwood in accordance with its terms.
Section 11.2Representations and Warranties of Serpin.  Serpin represents and warrants to Dogwood as follows:
(a)Serpin is the sole owner of the Licensed Patents, Licensed Know-how in the United State of America, and Licensed Trademarks in the countries in which the Licensed Trademarks are registered, subject only to those licenses that Serpin has granted to Dogwood and other licensees and may grant in the future outside of the Field and unrelated to the System;
(b)Serpin is the owner of record for any and all registrations of the Licensed Patents, Licensed Know-how, and Licensed Trademarks with any Governmental Authority;
(c)None of the Licensed Patents, Licensed Know-how, or Licensed Trademarks is subject to any Order, and Serpin is not bound by or subject to any written contractual obligation, that adversely affects the registrability, validity, enforceability, use, or ownership of the same;
(d)No funding, resources, personnel, or facilities of any Governmental Authority, academic institution, or research center was used in the development of any of the Licensed Technology;
(e)RESERVED;
(f)Serpin has not received any complaint, assertion, claim, demand, or notice alleging interference with, or infringement, dilution, misappropriation, or violation of, the intellectual property of any Person (including any invitation to license, or request or demand to refrain from developing, selling, offering for sale, manufacturing, importing, marketing, using or providing any product or service) concerning SP16, including SP163M;
(g)Serpin has the right, power, and authority to grant Dogwood the licenses and to perform Serpin’s obligations under this Agreement;
(h)As of the Effective Date, the Licensed Know-how provided by Serpin to Dogwood is all of the Licensed Know-how in Serpin’s possession, custody, or control that is relevant to SP16, including SP163M, in the Field and Serpin shall promptly provide Dogwood with any such Licensed Know-how that is improved, enhanced, supplemented, or modified by or on behalf of Serpin from time to time during the Term relevant to the use of SP16, including SP163M, in the Field;
(i)Serpin has the ability to make and supply (or have made and supplied) to Dogwood a sufficient volume of SP163M for Dogwood’s Phase 1 and Phase 2 development activities contemplated by this Agreement;

Exclusive License Agreement20CONFIDENTIAL

(j)the execution and performance of Serpin’s obligations under this Agreement do not conflict with, cause a default under, or violate any legal, valid, binding, enforcing and existing contractual obligation that may be owed by Serpin to any third party;
(k)Serpin has all requisite corporate power and authority, and the legal right, to execute and deliver this Agreement and to perform its obligations hereunder; and
(l)this Agreement is a valid, legal and binding obligation of Serpin, enforceable against Serpin in accordance with its terms.
Section 11.3Disclaimer.   EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES INCLUDED IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED STATUTORY OR OTHERWISE, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE.
Section 11.4Exclusion of Consequential and Other Indirect Damages.  OTHER THAN WITH RESPECT TO A BREACH OF A PARTY’S OBLIGATIONS UNDER Article 7 (CONFIDENTIALITY) OR WITH RESPECT TO A PARTY’S OBLIGATIONS UNDER Article 9 (INDEMNIFICATION), IN NO EVENT WILL EITHER PARTY OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.
Article 12
MISCELLANEOUS PROVISIONS
Section 12.1Notice.  Any payment, notice or other communication to be given pursuant to the provisions of this Agreement shall be in writing by means of a letter or electronic mail directed:
If to Serpin: Cohava Gelber, CEO	If to Dogwood: Greg Duncan, CEO Dogwood Therapeutics, Inc. 44 Milton Ave Alpharetta, GA 30009 USA Email: Greg Duncan <greg@dwtx.com>

Exclusive License Agreement21CONFIDENTIAL

Serpin Pharma, LLC 9501 Discovery Blvd, Suite 120 Manassas, VA 20109 USA Email: Cohava Gelber <cgelber@serpinpharma.com>

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if sent by a nationally or internationally recognized courier (receipt requested); or (b) on the date sent by e-mail, provided that the receipt of such e-mail is acknowledged by non-automated means (not to be unreasonably withheld, conditioned, or delayed).

Section 12.2Assignment.
(a)Generally.  This Agreement will be binding upon and will inure to the benefit of each party and each party’s respective transferees, successors and assigns.  This Agreement is transferrable and assignable by either party without the prior consent of the other party in the event of a Change in Control or transfer of all or substantially all of a party’s assets; provided that in the event Serpin is the selling, divesting, transferring or assigning party, as the case may be, Serpin shall provide prior written notice to Dogwood of any such Change in Control, transfer of all or substantially all of Serpin’s assets, or transfer or assignment of this Agreement.  Any Change in Control, or transfer or assignment of all or substantially all of Serpin’s assets made in violation of this Section shall be voided upon the non-assigning party’s request.  Notwithstanding the foregoing, without limiting any either party’s rights and remedies under the Agreement, prior to the consummation of any transfer or assignment of this Agreement by either party, the transferring Party must obtain from each other party to such transfer or assignment transactions, including (if applicable) any Affiliate thereof with ultimate beneficial ownership or control of each such other party (collectively, “Agreement Assignee”) and deliver to the non-transferring party a written agreement binding the Agreement Assignee to the transferring party’s obligations under the Agreement in a form reasonably acceptable to the non-transferring party.
(b)Serpin Bankruptcy.  At the earliest practicable time that Serpin determines it may:
(i)become insolvent, or become generally unable to or admit in writing its inability to, pay its debts as they become due;
(ii)become subject, voluntarily or involuntarily, to any proceeding under any Debtor Relief Law;
(iii)be dissolved or liquidated or take any corporate action for such purpose;
(iv)make a general assignment for the benefit of creditors; or
(v)have a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business,

Exclusive License Agreement22CONFIDENTIAL

Serpin shall provide notice to Dogwood of the same.

Section 12.3Use of Name.  Neither party shall use the name, logo, likeness, trademarks, image or other intellectual property of the other party for advertising, marketing, endorsement or any other purposes without the specific prior written consent of an authorized representative of such other party as to each such use.  Neither party shall make any public announcements, make any public statements, issue any press releases or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the specific prior written consent of an authorized representative of the other party, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, the Parties will prepare a mutually acceptable press release and immediate release after signing this Agreement.
Section 12.4Export Controls.  Neither Dogwood nor any of its Sublicensees shall, directly or indirectly to the best of its knowledge, after reasonable investigation, export (including any “deemed export”), nor re-export (including any “deemed re-export”) the System (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of any applicable U.S. Laws.  Dogwood and each Sublicensee shall include a provision identical in substance to this Section 12.4 in its agreements with its Sublicensees, third party wholesalers, distributors, customers and end-users requiring that these Persons comply with all applicable U.S. Laws, including all applicable U.S. export Laws.  For the purposes of this Section 12.4, the terms “deemed export” and “deemed re-export” have the meanings set forth in Section 734.2(b)(2)(ii) and Section 734.2(b)(4), respectively, of the Export Administration Regulations (EAR) (15 CFR §§ 734.2(b)(2)(ii) and 734.2(b)(4)).
Section 12.5Regulatory Clearances.  Dogwood shall, at Dogwood’s expense, comply with all regulations and safety standards concerning the System developed and commercialized by or under the authority of Dogwood and obtain all necessary governmental approvals for the development, production, distribution, sale, and use of the System developed and commercialized by or under the authority of Dogwood, including any safety or clinical studies.  Dogwood shall have responsibility for and provide suitable warning labels, packaging, and instructions as to the use for the System.
Section 12.6Marking.  Dogwood and any Sublicensee shall comply with the patent marking provisions of 35 USC § 287(a) by marking all products including the System with the word “patent” or the abbreviation “pat.” and either the numbers of the relevant Licensed Patents or a web address that is freely accessible to the public and that associates the System with the relevant Licensed Patents.  Dogwood shall include in all Sublicenses a patent marking requirement substantially identical to this Section 12.6.  Dogwood and any Sublicensee shall also comply with the patent marking laws of the relevant countries in the Territory.
Section 12.7Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually

Exclusive License Agreement23CONFIDENTIAL

acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 12.8Anti-Kickback and Stark Law.  Dogwood agrees to comply with all applicable Laws.  Without limiting the foregoing, by entering into this Agreement, the Dogwood will comply with all applicable laws, rules and regulations including (i) the federal anti-kickback statute (42 U.S.C. § 1320a-7b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. § 1395nn).  Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommendation of or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business.  In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules or regulations, the Parties agree to negotiate in good faith revisions to the provision or provisions that are in violation.
Section 12.9Headings.  The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.
Section 12.10Benefit and Waiver.  The failure of either party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party on granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  The failure of any party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of the Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.
Section 12.11Entire Agreement.  This Agreement (together with any exhibits, schedules or appendices attached hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous or contemporaneous negotiations, commitments, and writings with respect to such subject matter.  Neither party shall be obligated by any undertaking nor representation regarding the subject matter hereof other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.
Section 12.12Amendment.  No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each party.
Section 12.13Further Assurances.  Each party shall, upon the request of the other party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.
Section 12.14Debarment.  Each party hereby represents and warrants that it has not been debarred, suspended, excluded or otherwise determined to be ineligible to participate in federal healthcare programs or federal procurement and non-procurement programs (collectively,

Exclusive License Agreement24CONFIDENTIAL

“Debarred”) and each party agrees not to engage or assign any employee, agent or contractor (“Agent”) to perform services under this Agreement who has been Debarred.
Section 12.15Independent Contractors.  Both parties are independent contractors under this Agreement.  Nothing contained in this Agreement will be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party.  Neither party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.
Section 12.16Equitable Relief.  Each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching party shall be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief.  These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.
Section 12.17Counterparts.  This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one party but all such counterparts taken together will constitute one and the same agreement.  A signed copy of this Agreement delivered by e-mail to which a PDF copy is attached shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Exclusive License Agreement25CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives effective as of the Effective Date.

Serpin Pharma, Inc.

By__/s/ Cohava Gelber______________

Name_ Cohava Gelber, PhD, MBA ______

Title__CEO________________________

Date___September 27, 2025___________

Dogwood Therapeutics, Inc.

By_/s/ Greg Duncan_______________

NameGreg Duncan

TitleChief Executive Officer

DateSeptember 29, 2025

Exclusive License AgreementSignature Page(s)CONFIDENTIAL

ANNEX A
LICENSED TECHNOLOGY

Licensed Patents:

Country Name	Status	Matter Type	Application #	Date Filed	Publication Number	Grant Date	Publication Date	Title
PCT	Completed	Utility - ORG	PCT/US22/82669	12/30/2022	WO2023/133078	07/13/2023		SERPIN PEPTIDES AND METHODS OF USING THE SAME
United States	Issued	Utility - NSPCT	15/755,693	08/26/2016	US2019-0328852A1	10/31/2019		METHODS FOR TREATMENT OF DISEASES
PCT	Completed	Utility - ORG	PCT/US16/48999	08/26/2016	WO2017/040287			METHODS FOR TREATMENT OF DISEASES

Licensed Know-how:

(i)	Manufacturing Processes

Proprietary methods for synthesizing and purifying SERPIN-based biologics.

●Scalable production protocols for GMP-compliant manufacturing of lead compounds.
●Formulation techniques to enhance the stability and shelf-life of SERPIN therapeutics.
(ii)	Analytical and Quality Control Techniques
●Assay protocols for potency, purity, and bioactivity of SERPIN molecules.
●Proprietary biomarkers and diagnostic tools for monitoring therapeutic efficacy.
●Methods for characterizing peptide formulation.

Annex A – Licensed Technology

Exclusive License AgreementA-1CONFIDENTIAL

(iii)	Preclinical and Clinical Data
●Toxicology and pharmacokinetic profiles from animal models.
●Proprietary data from Phase I/II clinical trials, including dosing regimens and safety outcomes.
●Negative data (e.g., failed formulations or dosing strategies) that inform future development.
(iv)	Target Biology and Mechanism of Action
●Insights into SERPIN modulation of immune pathways (e.g., IL-6, TNF-α suppression).
●Proprietary knowledge of disease-specific SERPIN interactions (e.g., in sepsis or autoimmune disorders).
●Unpublished research on SERPIN receptor binding and downstream signaling.
(v)	Regulatory Strategy and Documentation
●Templates and strategies for IND submissions and FDA interactions.
●Know-how related to navigating orphan drug designation or fast-track approvals.
●Risk mitigation strategies for regulatory compliance and clinical trial design.

Annex A – Licensed Technology

Exclusive License AgreementA-2CONFIDENTIAL